Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter Fiscal 2015 Financial Results

Company Reports 0.1% Comparable Store Sales Increase; Sees Traction from Growth Initiatives, with TCS Closets’ Impact on Comparable Store Sales Doubling from Last Quarter; Plans Spring 2016 Launch of Customer Financing Program

Coppell, TX — October 5, 2015 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the second quarter and year-to-date ended August 29, 2015.

•                  Comparable store sales for the second quarter of fiscal 2015 were up 0.1% compared to the second quarter of fiscal 2014.

•                  The result for consolidated net sales for the second quarter of fiscal 2015 was $195.5 million, up 1.2% compared to the second quarter of fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Elfa International AB third-party net sales for the second quarter of fiscal 2015 were SEK 135.2 million, up 7.2% compared to the second quarter of fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 1.9% percent, from 3.1% to 1.2%, or $3.8 million for the second quarter of fiscal 2015 compared to the second quarter of fiscal 2014 using the prior year conversion rate for both periods.

•                  Consolidated net income per diluted share (EPS) was $0.06 for the second quarter of fiscal 2015, reflecting, as planned, approximately $0.02 per diluted share attributable to spend for key strategic initiatives.  This compares to consolidated adjusted net income per diluted share of $0.11 in the second quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table at the end of this release).  Fiscal 2015 continues to serve as an investment year for the Company as it takes the necessary steps to properly and fully support employee training, customer service improvements and marketing for its strategic initiatives.  Accordingly, the Company believes the greatest impact of the initiatives to sales will come in 2016 and beyond.

•                  The Company is on track to achieve its targeted 12% square footage growth by opening a total of 10 stores for the 2015 fiscal year.  The Company opened two new stores and relocated one store in the second quarter of fiscal 2015, to end the quarter with 73 stores.

“Our sales performance in the second quarter exceeded our expectations with positive comparable store sales, a result of even more strategic customer engagement and service initiatives, coupled with the ‘snowballing effect’ of our major initiatives,” said Kip Tindell, Chairman and Chief Executive Officer.  “The benefit from TCS Closets to our comparable store sales more than doubled from the first quarter to second quarter of fiscal 2015.”

Tindell continued, “I am proud of the solid execution across our entire organization during the ongoing rollout of our major strategic initiatives, including TCS Closets and Contained Home.  With initiatives of this magnitude and complexity, we believe it is vitally important to make the appropriate investments in order to ensure their future success. We remain on track for the full rollout of our initiatives by the end of fiscal 2015, and with each market’s launch we continue to improve our visual displays, training and selling processes, allowing us to further leverage our investments to date.  We have streamlined the path to purchase options for TCS Closets, which has already increased our capacity and shortened the turnaround time for custom closet orders by approximately 28% from first quarter to second quarter of fiscal 2015.”

An evolution of the Company’s customer engagement strategy also continues, with even more compelling, relevant and strategic communications based on a customer’s individual purchase behavior and lifestyle.  These ongoing test and learn customer touch points are allowing the Company to further improve the effectiveness of its customer engagement efforts in order to maximize sales and profitability.

“Our intense and ongoing focus on solutions-based selling and the number of units sold in each transaction also continues to become more and more impactful and is another driver of our second quarter sales increase,” Tindell concluded.

•                  TCS Closets TM: The Company continues to be pleased with the rollout of its new custom closet collection, with the average ticket still exceeding $10,000 since launch — greatly surpassing the Company’s day-to-day average ticket of approximately $60.  To date, approximately 20% of TCS Closets customers are considered to be brand new customers, with 23% of TCS Closets customers purchasing more than one TCS Closet.  The new path to purchase, which leverages its expert in-store and call center salespeople to complement the services of the Contained Home in-home professional organizer, shortened the sales cycle by approximately 28% from first quarter to second quarter of fiscal 2015, while also increasing capacity.

TCS Closets was available in 61 stores, as planned, at the end of the second quarter.  The collection is on track to roll out to each new store upon its opening, and the below existing stores by the end of fiscal 2015:

Q3   9 stores in Philadelphia, Atlanta, Charlotte, Raleigh, Nashville, Little Rock and Minneapolis
Q4   3 stores in Seattle and Portland

•                  Contained HomeSM: The Company’s in-home organization service now has approximately 160 Contained Home organizers to date and satisfaction with the service remains high, with over 90% of customers saying they would recommend Contained Home to a friend.  Average ticket continues to exceed $2,500 program-to-date.  Contained Home was available in 61 stores, as planned, at the end of the second quarter and is also on track to roll out to each new store upon its opening, and the below existing stores by the end of fiscal 2015:

Q3   9 stores in Philadelphia, Atlanta, Charlotte, Raleigh, Nashville, Little Rock and Minneapolis
Q4   3 stores in Seattle and Portland

•                  POP! Perfectly Organized Perks®:  The Container Store’s customer engagement program has enrolled more than 2.6 million POP! Stars since launching in July 2014 and continues to add about 25,000 POP! Stars each week. Ongoing analysis of the program shows that customers who have been in the program for over one year have increased their shopping frequency on average by approximately one visit since they joined the program. This platform is the new way in which the Company communicates with and engages its customers.  It does so through personalized tips and product solutions most relevant to their individual lifestyle. They are enticed to shop and rewarded along the way with tailored communications including exclusive access, perks and events in order to deepen engagement and loyalty.

New stores

The Company’s new store performance continues to be very strong.  Over the past 3 years, as of the end of the second quarter fiscal 2015, the 17 new stores that were open for 12 months had an average Adjusted EBITDA margin of approximately 19% in their first year of operation.  Additionally, through myriad efficiencies, the Company has substantially reduced payroll associated with opening a new store, ultimately realizing an approximate 25% reduction in its grand opening expenses when comparing the average amount spent per new store opening in fiscal 2015 to fiscal 2014.  The Company is on track to meet its targeted 12% square footage growth for fiscal 2015.  It opened three new stores and relocated one store during the first half of the fiscal year to end the quarter with 73 stores.  Two additional stores have opened since the end of the second quarter and there are four stores currently under construction and scheduled to open in fiscal 2015:

•                  Opened September 12th — Milwaukee, WI (Mayfair Mall)

•                  Opened September 26th — Phoenix, AZ (The Shops at Town and Country)

•                  October 17th — Christiana, DE (Christiana Fashion Center)

•                  November 14th — Oxnard, CA (The Collection at River Park)

•                  January 30, 2016 — Sacramento, CA (Howe Bout Arden)

•                  February 20, 2016 — Alpharetta, GA (Avalon)

In addition to its major strategic initiatives, the Company continues to focus on shorter term, sales-growth opportunities. The Company just announced it has signed an agreement to partner with Synchrony Financial to implement a new customer financing program, with a planned launch in spring 2016.  The Company’s newly re-branded business-to-business sales function, Business Solutions: Your Dedicated Source for Storage and Organization Solutions for your Business, while still in its infancy, is growing at a rapid rate.  And the Company continues to focus on enhancements to its mobile and multi-channel shopping experience with improved search engine optimization, video content and community question and answer functionality, while also using its website to grow the brand with initiatives like the June 2015 launch of Container StoriesSM, its lifestyle blog.

Second Quarter 2015 Results

For the second quarter (thirteen weeks) ended August 29, 2015, on a consolidated basis:

•                  The result for consolidated net sales for the second quarter of fiscal 2015 was $195.5 million, up 1.2% compared to the second quarter of fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $179.5 million, up 2.7% as compared to the second quarter of fiscal 2014, primarily due to new store sales. Elfa International AB third-party net sales for the second quarter of fiscal 2015 were SEK 135.2 million, up 7.2% compared to the second quarter of fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 1.9% percent, from 3.1% to 1.2%, or $3.8 million for the second quarter of fiscal 2015 compared to the second quarter of fiscal 2014 using the prior year conversion rate for both periods.

•                  Consolidated gross margin was 58.2%, a decline of 60 basis points compared to the second quarter of fiscal 2014. The Container Store retail business gross margin declined 140 basis points to 57.9%, largely due to the April 2015 introduction of everyday free shipping on orders over $75, a higher response to other promotional offers, and a higher mix of lower-margin service sales (i.e. installation and organization services) during the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014. This was partially offset by the impact of the stronger U.S. dollar. While the introduction of everyday free shipping on orders over $75 has reduced the gross margin rate, increased sales volumes associated with the strategy more than offset the related costs. Elfa International AB gross margin improved 340 basis points primarily due to improved production efficiency as a result of investments in automation, as well as a shift in sales mix. On a consolidated basis, gross margin declined as the decline in The Container Store retail business gross margin more than offset the improvement in Elfa International AB gross margin due to a larger percentage of net sales coming from The Container Store retail business.

•                  Consolidated selling, general and administrative expenses (“SG&A”) increased by 3.7% to $93.6 million from $90.3 million in the second quarter of fiscal 2014. SG&A as a percentage of net sales increased 120 basis points, primarily due to incremental expenses incurred at The Container Store retail business related to increased investment in store payroll for enhanced sales floor coverage and in the distribution center due to fulfillment of an increased number of orders shipped directly to customers, and expected costs incurred related to major initiatives. Fiscal 2015 continues to serve as an investment year for the Company as it takes the necessary steps to support its strategic initiatives.

•                  Consolidated net interest expense decreased to $4.2 million from $4.4 million in the second quarter of fiscal 2014.

•                  The effective tax rate for the second quarter of fiscal 2015 was 40.1%, as compared to 17.5% in the second quarter of fiscal 2014. The increase in the effective tax rate was primarily due to a $1.8 million reduction in tax expense recorded in fiscal 2014 primarily related to a refund of tax paid in a prior period, combined with a shift in the mix of projected domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $2.7 million, or $0.06 per diluted share, in the second quarter of fiscal 2015 compared to net income of $7.0 million, or $0.14 per diluted share, in the second quarter of fiscal 2014. Net income in the second quarter of fiscal 2014 includes a $0.03 tax benefit related to a refund of tax paid in a prior period.  Excluding the tax benefit, adjusted net income per diluted share in the second quarter of fiscal 2014 was $5.1 million, or $0.11 per diluted share (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Consolidated adjusted EBITDA was $19.8 million compared to $23.4 million in the second quarter of fiscal 2014, (see GAAP/Non-GAAP reconciliation table).

For the year-to-date (twenty-six weeks) ended August 29, 2015, on a consolidated basis:

•                  The result for consolidated net sales was $365.3 million, down 0.4% compared to the year-to-date fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $332.2 million, up 2.4% as compared to year-to-date fiscal 2014, primarily due to new store sales, which more than offset the comparable store sales decline of 0.3%. Elfa International AB third-party net sales were SEK 280.5 million, consistent with year-to-date fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 2.5% percent, from up 2.1% to down 0.4%, or $9.1 million for the first half of fiscal 2015 compared to the first half of fiscal 2014 using the prior year conversion rate for both periods.

•                  Consolidated gross margin was 58.3%, a decline of 20 basis points compared to year-to-date fiscal 2014. The Container Store retail business gross margin declined 80 basis points to 58.0%, largely due to the April 2015 introduction of everyday free shipping on orders over $75, a higher response to other promotional offers, and a growing mix of lower-margin service sales during the first half of fiscal 2015 as compared to the first half of fiscal 2014. This was partially offset by the impact of the stronger U.S. dollar. While the introduction of everyday free shipping on orders over $75 has reduced the gross margin rate, the increased sales volumes associated with the strategy more than offset the related costs. Elfa International AB gross margin improved 80 basis points primarily due to improved production efficiency as a result of investments in automation, as well as a shift in sales mix, partially offset by higher freight costs. On a consolidated basis, gross margin declined as the decline in The Container Store retail business gross margin more than offset the improvement in Elfa International AB gross margin due to a larger percentage of net sales coming from The Container Store retail business.

•                  Consolidated selling, general and administrative expenses (“SG&A”) increased by 3.5% to $187.5 million from $181.2 million in year-to-date fiscal 2014. SG&A as a percentage of net sales increased 190 basis points, primarily due to incremental expenses incurred at The Container Store retail business related to increased investment in store payroll for enhanced sales floor coverage and in the distribution center due to fulfillment of an increased number of orders shipped directly to customers, expected costs incurred related to major initiatives, and an increase in healthcare costs. Fiscal 2015 continues to serve as an investment year for the Company as it takes the necessary steps to support its strategic initiatives.

•                  Consolidated net interest expense decreased to $8.4 million from $8.7 million in year-to-date fiscal 2014.

•                  The effective tax rate was 32.6%, as compared to (15.5%) in year-to-date fiscal 2014. The increase in the effective tax rate was primarily due to a $1.8 million reduction in tax expense recorded in fiscal 2014 primarily related to a refund of tax paid in a prior period, the effects of a pre-tax loss in the first half of fiscal 2015, as well as a change in mix between projected domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net loss was $2.5 million, or $0.05 per diluted share, in year-to-date fiscal 2015 compared net income of $3.4 million, or $0.07 per diluted share, in year-to-date fiscal 2014. Net income in year-to-date fiscal 2014 includes a tax benefit related to a refund of tax paid in a prior period.  Excluding the tax benefit, adjusted net income per diluted share in year-to-date fiscal 2014 was $1.5 million, or $0.03 per diluted share (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Consolidated adjusted EBITDA was $24.5 million compared to $33.6 million in year-to-date fiscal 2014, (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights:

(In thousands)	August 29, 2015	August 30, 2014
Cash	$16,379	$15,298
Total debt	$362,648	$366,028
Liquidity*	$71,512	$73,434

*Cash plus availability on revolving credit facilities

Outlook

For fiscal 2015, the Company continues to expect consolidated net sales to be $800 to $815 million.  However, it is narrowing its outlook for change in comparable store sales for fiscal 2015 to -1% to 0% from the previously provided -2% to 0%.  Net income is still expected to be $0.30 to $0.38 per diluted share based on estimated diluted shares outstanding of 49 million. This assumes a tax rate of approximately 39% for the full year.

This outlook now incorporates approximately $5.5 million of expenses, or $0.07 per diluted share, associated with the implementation of the above outlined key strategic initiatives. The Company expects to make additional incremental expense investments, primarily payroll-related, to complete implementation of the key strategic initiatives in fiscal 2015, for an estimated increase of $1 million, or $0.01 compared to original Outlook.

Conference Call Information

A conference call to discuss second quarter fiscal 2015 financial results is scheduled for today, October 5, 2015, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517). The pin number to access the telephone replay is 13619529. The replay will be available through October 12, 2015 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding the new POP!, Contained Home and TCS Closets programs, including without limitation plans to roll out TCS Closets and Contained Home to all stores in fiscal 2015, the impact of our focus on solutions-based selling and the number of units sold in each transaction, anticipated sales increases, expectations for new store openings and relocations, guidance regarding annual square footage growth, and statements regarding our anticipated financial performance, expenses and liquidity.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our three major initiatives — POP!, Contained Home and TCS Closets — in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; the risk that our operating and financial performance in a given period will not meet the guidance we provided to the public; the risk that significant new business initiatives may not be successful; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to lease space on favorable terms; fluctuations in currency exchange rates; risks related to a security breach or cyber-attack of our website or information technology systems, and other damage to such systems; effects of competition on our business; our inability to effectively manage our online sales; risks related to our inability to obtain capital on satisfactory terms or at all; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; material damage to or interruptions in our information technology systems; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 8, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 75 store locations nationwide that each average 25,000 square feet. The Container Store has over 10,500 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 16 years in a row. Visit containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation Principles and devotion to Conscious Capitalism, visit the retailer’s culture blog at whatwestandfor.com or read Chairman & CEO Kip Tindell’s book UNCONTAINABLE: How Passion, Commitment, and Conscious Capitalism Built a Business Where Everyone Thrives (available at The Container Store, uncontainable.com and anywhere books are sold).

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	August 29,	February 28,	August 30,
(In thousands, except share and per share amounts)	2015	2015	2014
Assets
Current assets:
Cash	$16,379	$24,994	$15,298
Accounts receivable, net	25,661	24,319	27,732
Inventory	105,722	83,724	95,708
Prepaid expenses	10,084	7,895	9,675
Income taxes receivable	1,447	1,698	2,257
Deferred tax assets, net	3,256	3,256	3,967
Other current assets	8,910	11,056	9,798
Total current assets	171,459	156,942	164,435
Noncurrent assets:
Property and equipment, net	174,589	169,053	170,562
Goodwill	202,815	202,815	202,815
Trade names	228,838	229,433	237,821
Deferred financing costs, net	6,764	7,742	8,721
Noncurrent deferred tax assets, net	2,483	1,739	1,158
Other assets	1,747	1,333	1,064
Total noncurrent assets	617,236	612,115	622,141
Total assets	$788,695	$769,057	$786,576

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$47,469	$48,904	$46,600
Accrued liabilities	58,532	59,891	57,032
Revolving lines of credit	9,981	2,834	16,779
Current portion of long-term debt	5,256	5,319	5,985
Income taxes payable	259	2,188	1,305
Deferred tax liabilities, net	-	-	29
Total current liabilities	121,497	119,136	127,730
Noncurrent liabilities:
Long-term debt	347,411	326,775	343,264
Noncurrent deferred tax liabilities, net	81,395	82,965	83,555
Deferred rent and other long-term liabilities	38,555	38,319	36,469
Total noncurrent liabilities	467,361	448,059	463,288
Total liabilities	588,858	567,195	591,018

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,986,975 shares issued and outstanding at August 29, 2015; 47,983,660 shares issued and outstanding at February 28, 2015; 47,979,297 shares issued and outstanding at August 30, 2014	480	480	480
Additional paid-in capital	856,027	855,322	854,516
Accumulated other comprehensive loss	(18,546)	(18,342)	(4,543)
Retained deficit	(638,124)	(635,598)	(654,895)
Total shareholders’ equity	199,837	201,862	195,558
Total liabilities and shareholders’ equity	$788,695	$769,057	$786,576

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and per share amounts)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 29, 2015	August 30, 2014	August 29, 2015	August 30, 2014
Net sales	$195,482	$193,247	$365,315	$366,685
Cost of sales (excluding depreciation and amortization)	81,657	79,581	152,162	152,167
Gross profit	113,825	113,666	213,153	214,518
Selling, general, and administrative expenses (excluding depreciation and amortization)	93,579	90,261	187,520	181,173
Stock-based compensation	349	269	677	546
Pre-opening costs	2,820	2,359	3,876	5,346
Depreciation and amortization	8,378	7,567	16,415	14,823
Other expenses	-	282	-	807
Loss on disposal of assets	7	114	12	214
Income from operations	8,692	12,814	4,653	11,609
Interest expense, net	4,230	4,383	8,398	8,685
Income (loss) before taxes	4,462	8,431	(3,745)	2,924
Provision (benefit) for income taxes	1,789	1,476	(1,219)	(452)
Net income (loss)	$2,673	$6,955	$(2,526)	$3,376

Net income (loss) per common share - basic and diluted	$0.06	$0.14	$(0.05)	$0.07

Weighted-average common shares outstanding - basic	47,985,181	47,976,500	47,984,459	47,961,558
Weighted-average common shares outstanding - diluted	48,027,676	48,539,762	47,984,459	48,611,985

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Twenty-Six Weeks Ended
(In thousands)	August 29, 2015	August 30, 2014
Operating activities
Net (loss) income	$(2,526)	$3,376
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,415	14,823
Stock-based compensation	677	546
Excess tax benefit from stock-based compensation	-	(10)
Loss on disposal of property and equipment	12	214
Deferred tax benefit	(1,979)	(442)
Noncash interest	978	978
Other	137	-
Changes in operating assets and liabilities:
Accounts receivable	(1,755)	3,495
Inventory	(21,495)	(11,494)
Prepaid expenses and other assets	(699)	4,921
Accounts payable and accrued liabilities	931	(1,751)
Income taxes	(1,797)	(4,316)
Other noncurrent liabilities	318	844
Net cash (used in) provided by operating activities	(10,783)	11,184

Investing activities
Additions to property and equipment	(25,847)	(30,917)
Proceeds from investment grant	479	-
Proceeds from sale of property and equipment	191	6
Net cash used in investing activities	(25,177)	(30,911)

Financing activities
Borrowings on revolving lines of credit	29,529	45,523
Payments on revolving lines of credit	(22,344)	(43,383)
Borrowings on long-term debt	23,000	25,015
Payments on long-term debt	(2,640)	(10,533)
Proceeds from the exercise of stock options	59	664
Excess tax benefit from stock-based compensation	-	10
Net cash provided by financing activities	27,604	17,296

Effect of exchange rate changes on cash	(259)	(317)
Net decrease in cash	(8,615)	(2,748)
Cash at beginning of period	24,994	18,046
Cash at end of period	$16,379	$15,298

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$1,897	$1,116
Capital lease obligation incurred	358	-

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per diluted common share, adjusted EBITDA and net sales after the conversion of Elfa International AB third-party net sales from Swedish krona to U.S. dollars using the prior year conversion rate. The Company believes the disclosure of net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance. The Company has reconciled all non-GAAP financial measures apart from net sales adjusted for currency exchange rate fluctuations with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that the non-GAAP financial measures used in this press release not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its fiscal 2015 quarterly and annual results on a comparable basis with its fiscal 2014 quarterly and annual results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per diluted common share with the most directly comparable GAAP financial measures of GAAP net income (loss) available to common shareholders and GAAP net income (loss) per diluted common share.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 29, 2015	August 30, 2014	August 29, 2015	August 30, 2014
Numerator:
Net income (loss) available to common shareholders	$2,673	$6,955	$(2,526)	$3,376
Distributions accumulated to preferred shareholders	-	-	-	-
IPO-related stock-based compensation	-	-	-	-
IPO costs	-	-	-	-
Restructuring charges	-	-	-	-
Goodwill and trade name impairment	-	-	-	-
Gain on disposal of subsidiary and real estate	-	-	-	-
Loss on extinguishment of debt	-	-	-	-
Certain taxes	-	(1,839)	-	(1,839)
Adjusted net income (loss)	$2,673	$5,116	$(2,526)	$1,537

Denominator:
Weighted average common shares outstanding – diluted	48,027,676	48,539,762	47,984,459	48,611,985

Adjusted net income (loss) per diluted common share	$0.06	$0.11	$(0.05)	$0.03

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 29, 2015	August 30, 2014	August 29, 2015	August 30, 2014
Net income (loss)	$2,673	$6,955	$(2,526)	$3,376
Depreciation and amortization	8,378	7,567	16,415	14,823
Interest expense, net	4,230	4,383	8,398	8,685
Provision (benefit) for income taxes	1,789	1,476	(1,219)	(452)
EBITDA	$17,070	$20,381	$21,068	$26,432
Pre-opening costs	2,820	2,359	3,876	5,346
Noncash rent	(435)	40	(1,126)	450
Stock-based compensation	349	269	677	546
Foreign exchange (gains) losses	(26)	21	19	(51)
Other adjustments	17	308	35	857
Adjusted EBITDA	$19,795	$23,378	$24,549	$33,580